EXHIBIT 10.1

2007 Bonus Plan

          The 2007 Bonus Plan is a cash bonus plan for the 2007 fiscal year, which is based upon both quantitative and qualitative goals. Bonuses to executive officers will be based upon the achievement of specified targets relating to bookings, revenues, net income/net loss, net end of period cash and qualitative objectives. Achievement of each of the target objectives for bookings, revenues, net income/net loss, and net end of period cash will, subject to the condition noted below, result in payment of up to 20% of the target bonus, provided the Company meets or exceeds minimum threshold targets of bookings, revenues, net income/net loss, and net end of period cash.  Executive officers may be eligible to receive 120% of their target bonuses if the Company meets or exceeds the highest threshold targets for bookings, revenues, net income/net loss, net end of period cash flow and qualitative objectives. 2007 target bonuses for the Company’s executive officers are as follows: $100,000 for James T. Healy, President and Chief Executive Officer, $60,000 for Bruce M. Jaffe, Vice President of Finance and Chief Financial Officer, $24,000 for Ronald H. Mabry, Vice President of Field Operations and Applications Engineering, $50,000 for Farhad Hayat, Vice president of Marketing and $50,000 for Fadi Maamari, Vice President of Engineering.